UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2010

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1618 Station Street

Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices)

(604) 221-7676

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM	1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 29, 2010, Angiotech Pharmaceuticals, Inc. (“Angiotech”) entered into an amendment (the “Amendment”) to the License Agreement, dated as of November 19, 1997 (as previously amended, the “License Agreement”), with Public Health Service (through the Office of Technology Transfer, National Institutes of Health) (“NIH”).

Pursuant to the Amendment, NIH has agreed to eliminate (i) approximately $7 million of accrued but unpaid royalties due on sales of the Boston Scientific TAXUS Stent and (ii) the royalties payable on licensed products sold by Boston Scientific Corporation going forward, in exchange for an increase of .25% on the existing royalty rates for licensed products sold by Cook, Inc. or its affiliates (“Cook”) and an extension of the term for payment of such royalties of approximately two years. The result of the Amendment is to eliminate payment of royalties that would be payable in the short-term and increase the royalties that would be payable or licensed products sold by Cook in the long-term in order to facilitate Angiotech’s efforts to recapitalize and reorganize its operations.

The above description of the Amendment does not purport to be a complete statement of the parties’ rights and obligations under the License Agreement, as amended by the Amendment. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc. (Registrant)

Date: January 6, 2010	By:	/s/ Jay Dent
Jay Dent Senior Vice President, Finance